Exhibit 4.1
DESCRIPTION OF SECURITIES
KKR FS Income Trust Select (“we,” “our,” or the “Fund”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common shares of beneficial interest, par value $0.01 per share (“Common Shares”).
Common Shares of Beneficial Interest, par value $0.01 per share
Our Second Amended and Restated Declaration of Trust (the “Declaration of Trust”) authorizes us to issue an unlimited number of Common Shares of any class and an unlimited number of preferred shares of beneficial interest (the “Preferred Shares”). The Declaration of Trust provides that the board of trustees of the Fund (the “Board”) may classify or reclassify any unissued Common Shares into one or more classes or series of Common Shares or Preferred Shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. There is currently no market for the Common Shares or Preferred Shares, and the Fund can offer no assurances that a market for such shares will develop in the future. The Fund does not intend for the Common Shares or Preferred Shares to be listed on any national securities exchange. There are no outstanding options or warrants to purchase the Common Shares or Preferred Shares. No Common Shares or Preferred Shares have been authorized for issuance under any equity compensation plans. Under the terms of the Declaration of Trust, shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. The Declaration of Trust provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Fund’s assets or the affairs of the Fund by reason of being a shareholder.
None of our shares are subject to further calls or to assessments, sinking fund provisions, obligations of the Fund or potential liabilities associated with ownership of the security (not including investment risks). In addition, except as may be provided by the Board in setting the terms of any class or series of Common Shares, no shareholder shall be entitled to exercise appraisal rights in connection with any transaction.
Common Shares
Under the terms of the Declaration of Trust, all Common Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, and fully paid. Dividends and distributions may be paid to the holders of Common Shares if, as and when authorized by the Board and declared by the Fund out of funds legally available therefore. Except as may be provided by the Board in setting the terms of classified or reclassified shares, the Common Shares will have no preemptive, exchange, conversion, appraisal or redemption rights. In the event of the Fund’s liquidation, dissolution or winding up, each share of the Common Shares would be entitled to share pro rata in all of the Fund’s assets that are legally available for distribution after it pays all debts and other liabilities and subject to any preferential rights of holders of the Preferred Shares, if any Preferred Shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each share of Common Shares will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided by the Board in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of Preferred Shares, the holders of the Common Shares will possess exclusive voting power. There will be no cumulative voting in the election of trustees. Subject to the special rights of the holders of any class or series of Preferred Shares to elect trustees, each Trustee will be elected by a plurality of the votes cast with respect to such trustee’s election. Our Board of Trustees may amend the Declaration of Trust or bylaws to alter the vote required to elect trustees.
Redemptions by the Fund
Each share is subject to redemption (out of the assets of the Fund) by the Fund at the redemption price equal to the then-current net asset value (“NAV”) per share of the relevant class or series of shares, determined in accordance with the Declaration of Trust, at any time if the trustees of the Fund determine in their sole discretion that a shareholder has breached any of its representations or warranties contained in such shareholder’s subscription agreement (each, a
“Subscription Agreement”) with the Fund, and upon such redemption the holders of the shares so redeemed will have no further right with respect thereto other than to receive payment of such redemption price. Prior to exercising any such redemption, the Fund will provide written notice to the applicable shareholder notifying them of any breach of the representations or warranties contained in the Subscription Agreement, after receipt of which notice the applicable shareholder will be provided with no less than 10 business days to cure the breach to the reasonable satisfaction of the Fund.
Transferability of Common Shares
Investors may generally Transfer their Common Shares provided that the transferee, as applicable, satisfies applicable eligibility and/or suitability requirements and the Transfer is otherwise made in accordance with applicable securities, tax, anti-money laundering and other applicable laws and compliance with the terms of the Subscription Agreement. No Transfer will be effectuated except by registration of the Transfer on the Fund’s books. Each transferee must agree to be bound by the restrictions set forth in the Subscription Agreement and all other obligations as an investor in the Fund.
Our Board may, in its sole discretion, determine to cause the Fund to conduct a “Liquidity Event,” which is defined as including (1) an initial public offering (“IPO”) or other listing of the Common Shares on a national securities exchange (an “Exchange Listing”), or (2) a Sale Transaction. A “Sale Transaction” means (a) the sale of all or substantially all of the Fund’s assets to, or other liquidity event with, another entity or (b) a transaction or series of transactions, including by way of merger, consolidation, recapitalization, reorganization, or sale of stock in each case for consideration of either cash and/or publicly listed securities of the acquirer. A Sale Transaction also may include a sale, merger or other transaction with one or more affiliated investment companies managed by the Adviser or an affiliate thereof. The decision to cause the Fund to conduct a Liquidity Event will take into consideration factors such as prevailing market conditions at the time and the Fund’s portfolio composition. The ability of the Fund to commence and consummate a Liquidity Event is not assured, and will depend on a variety of factors, including the size and composition of the Fund’s portfolio and prevailing market conditions at the time.
Following an IPO or Exchange Listing, investors may be restricted from selling or transferring their Common Shares for a certain period of time by applicable securities laws or contractually by a lock-up agreement with the underwriters of the IPO or otherwise.
Preferred Shares
Under the terms of the Declaration of Trust, the Board may authorize us to issue Preferred Shares in one or more classes or series without shareholder approval, to the extent permitted by the Investment Company Act of 1940, as amended (the “1940 Act”). The Board has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of Preferred Shares.
Preferred Shares could be issued with terms that would adversely affect the holders of Common Shares, provided that the Fund may not issue any Preferred Shares that would limit or subordinate the voting rights of holders of Common Shares unless required by the 1940 Act. Preferred Shares could also be used as an anti-takeover device through the issuance of shares of a class or series of Preferred Shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of Preferred Shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to Common Shares and before any purchase of Common Shares is made, such Preferred Shares together with all other senior securities must not exceed an amount equal to 66-2/3% of the Fund’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of Preferred Shares, if any are issued, must be entitled as a class voting separately to elect two trustees at all times and to elect a majority of the trustees if distributions on such Preferred Shares are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Shares (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of Preferred Shares would be required to approve a proposal involving a plan of reorganization adversely affecting such securities. The issuance of any Preferred Shares must be approved by a majority of those members of the Board who are not “interested persons” (as defined in the 1940 Act) of the Fund (the
“Independent Trustees”) not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.
Limitation on Liability of Trustees and Officers; Indemnification and Advancement of Expenses
Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever with the exception of any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Our Declaration of Trust provides that no shareholder will be subject in such capacity to any personal liability whatsoever to any Person (as defined in the Declaration of Trust) in connection with Trust Property (as defined in the Declaration of Trust) or the affairs of the Fund. Shareholders will have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the Delaware General Corporation Law. No trustee or officer of the Fund will be subject in such capacity to any personal liability whatsoever to any Person, save only liability to the Fund or its shareholders arising from bad faith, willful misconduct, gross negligence or reckless disregard for his or her duty to such Person; and, subject to the foregoing exception, all such Persons will look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Fund. If any shareholder, trustee or officer, as such, of the Fund, is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, he or she will not, on account thereof, be held to any personal liability. Any repeal or modification of the applicable section of the Declaration of Trust will not adversely affect any right or protection of a trustee or officer of the Fund existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
Pursuant to our Declaration of Trust, the Fund will indemnify each person who at any time serves as a trustee, officer or employee of the Fund (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he or she may be or may have been involved as a party or otherwise or with which he or she may be or may have been threatened, while acting in any capacity set forth in the applicable section of the Declaration of Trust by reason of his having acted in any such capacity, except with respect to any matter as to which he or she will not have acted in good faith in the reasonable belief that his action was in the best interest of the Fund or, in the case of any criminal proceeding, as to which he or she will have had reasonable cause to believe that the conduct was unlawful, provided, however, that no indemnitee will be indemnified thereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misconduct, (ii) bad faith, (iii) gross negligence, or (iv) reckless disregard of the duties involved in the conduct of his or her position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification will be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee (1) was authorized by a majority of the Board or (2) was instituted by the indemnitee to enforce his or her rights to indemnification hereunder in a case in which the indemnitee is found to be entitled to such indemnification. The rights to indemnification set forth in the Declaration of Trust will continue as to a person who has ceased to be a trustee or officer of the Fund and will inure to the benefit of his or her heirs, executors and personal and legal representatives. No amendment or restatement of the Declaration of Trust or repeal of any of its provisions will limit or eliminate any of the benefits provided to any person who at any time is or was a trustee or officer of the Fund or otherwise entitled to indemnification thereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal.
Notwithstanding the foregoing, the Fund will not indemnify an indemnitee unless there has been a determination (i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of the Independent Trustees who are not parties to the proceeding (“Disinterested Non-Party Trustees”), that the indemnitee is entitled to indemnification hereunder, or (2) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion concludes that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding will be authorized and made in accordance with the immediately succeeding paragraph below.
In addition, the Declaration of Trust permits the Fund to make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Fund unless it is subsequently determined that the indemnitee is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the indemnitee will provide adequate security for his or her undertaking, (ii) the Fund will be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so direct, legal counsel in a written opinion, will conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.
Subject to any limitations provided by the 1940 Act and the Declaration of Trust, the Fund will have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other Persons providing services to the Fund or serving in any capacity at the request of the Fund or provide for the advance payment of expenses for such Persons, provided that such indemnification has been approved by a majority of the Board.
Delaware Law and Certain Declaration of Trust Provisions
Organization and Duration
We were formed in Delaware on April 19, 2023 and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.
Purpose
Under the Declaration of Trust, the Fund is permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.
Number of Trustees; Vacancies; Removal; Term and Election; Certain Transactions
The Declaration of Trust includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund by means of a tender offer, proxy contest or otherwise or to change the composition of our Board. This could have the effect of discouraging a third party from seeking to obtain control over the Fund. Such attempts could have the effect of increasing the expenses of the Fund and disrupting the normal operation of the Fund.
The Declaration of Trust provides that the number of trustees will be set only by our Board, which may at any time increase or decrease the number of trustees by a majority vote or written consent. The Declaration of Trust provides that the number of trustees generally may not be less than one or more than fifteen. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by the Board in setting the terms of any class or series of preferred shares, pursuant to an election under the Declaration of Trust, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act.
Under the Declaration of Trust, the Fund is not required to hold annual meetings and, prior to the earlier of (a) a listing of any class of the Fund’s shares on a national securities exchange, if any, and (b) the date of notice of the Fund’s first annual meeting of shareholders, each trustee will hold office for life (or until the attainment of any mandatory retirement age or term limits established by a majority of the Board) or until his or her successor is elected or the Fund terminates, unless such trustee resigns or is removed in accordance with the Declaration of Trust. However, effective upon and following the occurrence of the earlier of (a) a listing of any class of the Fund’s shares on a national securities exchange, if any, and (b) the date of notice of the Fund’s first annual meeting of shareholders, the Board will be divided into three classes, with the terms of one class expiring at each annual meeting of shareholders. At each annual meeting, one class of trustees will be elected to a three-year term. This provision could delay for up to two years the replacement of a majority of the Board. A trustee may be removed from office for cause only, and not without cause, and only by the action of a majority of the remaining trustees.
In the event of a shareholder vote on election of trustees, trustees shall be elected by a plurality of the vote of all holders of the outstanding Common Shares and Preferred Shares voting together as a single class; provided, however, that the holders of outstanding Preferred Shares, if any, will be entitled, voting as a separate class, to elect two trustees of the Fund at all times. In addition, the holders of outstanding Preferred Shares, if any, will be entitled, voting as a separate class, to elect a majority of the Board (i) if, at the close of business on any dividend payment date, dividends (whether or not declared) on outstanding Preferred Shares are unpaid in an amount equal to at least two full years’ dividends on the Preferred Shares or (ii) if at any time holders of Preferred Shares are otherwise entitled under the 1940 Act to elect a majority of the Board of Trustees.
The Declaration of Trust grants special approval rights with respect to certain matters to members of the Board who qualify as “Continuing Trustees,” which term means trustees who either (i) have been members of the Board for a period of at least thirty-six months (or since May 25, 2023, if less than thirty-six months) or (ii) were nominated to serve as members of the Board by a majority of the Continuing Trustees then members of the Board.
The Declaration of Trust requires the affirmative vote or consent of at least seventy-five percent (75%) of the trustees and holders of at least seventy-five percent (75%) of the Fund’s outstanding shares (including Common Shares and Preferred Shares, if any) to authorize certain Fund transactions not in the ordinary course of business, including (i) a merger, conversion, consolidation, or share exchange of the Fund or any series or class of the Fund’s shares with or into any other person or company (including, without limitation, a partnership, corporation, joint venture, statutory or business trust, common law trust or any other business organization) or sale of exchange of all or substantially all of the assets of the Fund, or (ii) any shareholder proposal regarding specific investment decisions; provided, however, in the case of clause (i), if the transaction is authorized by both a majority of the Board and seventy-five percent (75%) of the Continuing Trustees then no shareholder authorization would be required by the Fund’s bylaws and Declaration of Trust except to the extent such shareholder vote or consent is required by the 1940 Act or other federal law.
In addition, any amendment to the Declaration of Trust to make the Common Shares “redeemable securities” and any other proposal to convert the Fund, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act) must be approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter to effect such amendment or proposal.
The overall effect of these provisions is to render more difficult the accomplishment of a merger or the assumption of control by a third party. These provisions also provide, however, the advantage of potentially requiring persons seeking control of the Fund to negotiate with its management regarding the price to be paid and facilitating the continuity of the Fund’s investment objective and policies. The provisions of the Declaration of Trust described above could have the effect of discouraging a third party from seeking to obtain control of the Fund in a tender offer or similar transaction. The Board has considered the foregoing anti-takeover provisions and concluded that they are in the best interests of the Fund and its shareholders.
Action by Shareholders
The Fund’s shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under the Declaration of Trust, the Fund is not required to hold annual meetings and the Fund’s bylaws provide that an annual meeting of shareholders will not be required in any year in which the election of trustees is not required to be held under the 1940 Act. The failure to hold an annual meeting will not invalidate the Fund’s existence or affect any otherwise valid corporate act of the Fund.
A special meeting of the Fund’s shareholders may be called at any time by a majority of the Board or the chief executive officer and will be called by any trustee for any proper purpose upon written request of shareholders holding in the aggregate not less than thirty-three and one-third percent (33-1/3%) of the outstanding shares of the Fund, such request specifying the purpose or purposes for which such meeting is to be called, provided that in the case of a meeting called by any trustee at the request of shareholders for the purpose of electing trustees or removing the Fund’s investment adviser, the written request of shareholders holding in the aggregate not less than fifty-one percent (51%) of the outstanding shares of the Fund or class or series of shares having voting rights on the matter will be required. For a special shareholder meeting to be called for a proper purpose (as used in the preceding sentence), it is not a requirement that such purpose relate to a matter on which shareholders are entitled to vote, provided that if such meeting is called for a purpose for which shareholders are not entitled to vote, no vote will be taken at such meeting. Any shareholder meeting, including a special meeting, will be held within or without the State of Delaware on such day and at such time as the Board will designate, and may be held virtually.
Amendment of the Declaration of Trust; No Approval by Shareholders
The Board may, without shareholder vote, amend or otherwise supplement the Declaration of Trust by making an amendment, a Declaration of Trust supplemental thereto or an amended and restated Declaration of Trust. Shareholders will only have the right to vote on any amendment: (i) which would eliminate their right to vote granted in the Declaration of Trust, (ii) to the amendment provision of the Declaration of Trust, (iii) that would adversely affect the powers, preferences or special rights of the shares as determined by the Board in good faith and (iv) submitted to them by the Board. Notwithstanding the foregoing, in connection with a listing of the Common Shares on a national securities exchange, the Board may, without the approval or vote of the shareholders, amend or supplement the Declaration of Trust in any manner, including, without limitation, to opt-in to any voting restriction or other limitation made available by any control share acquisition act or similar statute that is, or becomes, available to private Delaware for-profit corporations formed under the Delaware General Corporation Law, to classify the Board, to impose super-majority approval for certain types of transactions and to otherwise add or modify provisions that may be deemed to be adverse to shareholders. A proposed amendment to the Declaration of Trust requires the affirmative vote of a majority of the Board for adoption.
An amendment duly adopted by the requisite vote of the Board and, if required, the shareholders as aforesaid, will become effective at the time of such adoption or at such other time as may be designated by the Board or shareholders, as the case may be. A certification in recordable form signed by a majority of the Board setting forth an amendment and reciting that it was duly adopted by the trustees and, if required, the shareholders as aforesaid, or a copy of the Declaration of Trust, as amended, in recordable form, and executed by a majority of the Board, will be conclusive evidence of such amendment when lodged among the records of the Fund or at such other time designated by the Board.
Derivative Actions
No person, other than a trustee, who is not a shareholder will be entitled to bring any derivative action, suit or other proceeding on behalf of the Fund. No shareholder may maintain a derivative action on behalf of the Fund unless holders of at least fifty-one percent (51%) of the outstanding shares join in the bringing of such action.
In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Fund only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board to bring the subject action unless an effort to cause the Board to bring such an action is not likely to succeed; and a demand on the Board will only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of trustees who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) above, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board will be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse the Fund for the expense of any such advisors in the event that the Board determines not to bring such action. For purposes of this paragraph, the Board may designate a committee of one or more trustees to consider a shareholder demand. For the avoidance of doubt, Section 13.4 of the Declaration of Trust, which prohibits derivative actions as set forth above, shall not apply to any claims asserted under the U.S. federal securities laws, including, without limitation, the 1940 Act.
Exclusive Delaware Jurisdiction
Each trustee, each officer and each person legally or beneficially owning a share or an interest in a share of the Fund (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Fund, the Delaware Statutory Trust Statute, the Fund’s bylaws or the Declaration of Trust (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Declaration of Trust or the Fund’s bylaws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Fund to the shareholders or the Board, or of officers or the Board to the Fund, to the shareholders or each other, or (C) the rights or powers of, or restrictions on, the Fund, the officers, the Board or the shareholders, or (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Fund pursuant to Section 3809 of the Delaware Statutory Trust Statute, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute or the Declaration of Trust or the Fund’s bylaws relating in any way to the Fund or (F) the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority (other than the federal securities laws of the United States), including, in each case, the applicable rules and regulations promulgated thereunder (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), will be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service will constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof will affect or limit any right to serve process in any other manner permitted by law, and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. For the avoidance of doubt, Section 13.6 of the Declaration of Trust will not apply to any claims asserted under the U.S. federal securities laws, including, without limitation, the 1940 Act.
Term of the Fund
The Board may, to the extent the trustees deem appropriate, adopt a plan of liquidation at any time, which plan of liquidation may set forth the terms and conditions for implementing the dissolution and liquidation of the Fund. Shareholders of the Fund will not be entitled to vote on the adoption of any plan of liquidation of the Fund or the dissolution and liquidation of the Fund, except to the extent required by the 1940 Act. After a listing of the Common Shares on a national securities exchange, the Fund may be dissolved by the affirmative vote or consent of at least a majority of the Board and 75% of the Continuing Trustees, without the vote of the shareholders.